Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

May 15, 2014

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 34,000,000 shares of common stock, $0.01 par value per share (the “LTIP Shares”), that may be issued pursuant to the People’s United Financial, Inc. 2014 Long-Term Incentive Plan (the “LTIP”) and an aggregate of 300,000 shares of common stock, $0.01 par value per share (the “Director Shares”, together with the LTIP Shares, the “Shares”), that may be issued pursuant to the People’s United Financial, Inc. Second Amended and Restated Directors’ Equity Compensation Plan (the “Director Plan”, together with the LTIP, the “Plans”).

We have examined the Registration Statement and the Plans, each of which has been filed or incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company for issuance pursuant to the Plans and, upon their issuance and delivery in accordance with the Plans, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP